SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 22, 2011

DOVER CORPORATION
(Exact Name of Registrant as Specified in Charter)

State of Delaware (State or Other Jurisdiction of Incorporation)	1-4018 (Commission File Number)	53-0257888 (I.R.S. Employer Identification No.)

3005 Highland Parkway, Suite 200, Downers Grove, Illinois (Address of Principal Executive Offices)	60515 (Zip Code)
(630) 541-1540
(Registrant’s telephone number, including area code)
(Former Name or Former address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     The information contained in Item 2.03 of this report is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     As previously disclosed in Dover Corporation’s (the “Company”) Current Report on Form 8-K filed on February 22, 2011, the Company issued $450,000,000 aggregate principal amount of 4.300% notes due 2021 (the “2021 Notes”) and $350,000,000 aggregate principal amount of 5.375% notes due 2041 (the “2041 Notes” and, collectively with the 2021 Notes, the “Notes”) on February 22, 2011. The Notes were issued under an indenture, dated as of February 8, 2001 (the “Base Indenture”), between the Company and The Bank of New York Mellon, as Trustee (as successor to Bank One Trust Company, N.A. and J.P. Morgan Trust Company National Association) (the “Trustee”), as amended and supplemented by a first supplemental indenture, dated as of October 13, 2005, between the Company and the Trustee, a second supplemental indenture, dated as of March 14, 2008, between the Company and the Trustee and a third supplemental indenture, dated as of February 22, 2011 (the “Third Supplemental Indenture”), between the Company and the Trustee (the Base Indenture, as supplemented by the first supplemental indenture, the second supplemental indenture and the Third Supplemental Indenture, the “Indenture”). The Third Supplemental Indenture was entered into on February 22, 2011 to create the series of the 2021 Notes and 2041 Notes.
     Interest on the Notes is payable semi-annually on March 1 and September 1, commencing September 1, 2011, to holders of record on the preceding February 15 or August 15, as the case may be. Interest on the Notes began accruing on February 22, 2011. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.
     The 2021 Notes will mature on March 1, 2021 and the 2041 Notes will mature on March 1, 2041.
     The Notes are the Company’s senior unsecured debt obligations and rank on parity with all of its other senior unsecured indebtedness.
     The Notes do not have the benefit of any sinking fund. The Notes of each series are not convertible or exchangeable.
     The provisions of the Indenture relating to defeasance and covenant defeasance apply to the Notes.
     The Notes of either series are redeemable, in whole or in part, at the Company’s option and from time to time.
     If the Notes of a series are redeemed before the date that is three months prior to the maturity date of the Notes of that series, the Notes of that series will be redeemed at a redemption price equal to the greater of:
     (1) 100% of the principal amount of the Notes to be redeemed; or
     (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Indenture), plus 10 basis points (in the case of the Notes due 2021) and 15 basis points (in the case of the Notes due 2041), plus in each case accrued interest thereon to, but excluding, the redemption date. Notwithstanding the foregoing, installments of interest on Notes to be redeemed that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the Notes and the Indenture.

     If the Notes of a series are redeemed on or after the date that is three months prior to the maturity date of the Notes of that series, the Notes may be redeemed at a redemption price equal to 100% of the principal amount of the Notes then outstanding to be redeemed, plus accrued interest thereon to, but excluding, the redemption date.
     If a change of control triggering event (as defined in the Indenture) occurs with respect to the Notes of a series, unless the Company has exercised its option to redeem the Notes of that series as described above, the Company will be required to make an offer (the “change of control offer”) to each holder of the then outstanding Notes of that series, as applicable, to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes of that series on the terms set forth in the Notes, as applicable. In the change of control offer, the Company will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued interest, if any, on the Notes repurchased to the repurchase date.
     The Notes were sold in a registered public offering pursuant to a pricing agreement (the “Pricing Agreement”) between the Company and Goldman, Sachs & Co., J.P. Morgan Securities LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named in Schedule I thereto (the “Underwriters”), dated as of February 16, 2011. The Company also entered into an underwriting agreement, dated as of February 16, 2011, with the Underwriters, the provisions of which are incorporated by reference into the Pricing Agreement.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 28, 2011	DOVER CORPORATION (Registrant)
	By:	/s/ Joseph W. Schmidt
Joseph W. Schmidt, Vice President,
General Counsel & Secretary